Exhibit 99


BRISTOL-MYERS SQUIBB AND MERCK ANNOUNCE GLOBAL DEVELOPMENT AND
COMMERCIALIZATION ALLIANCE FOR MURAGLITAZAR, A NOVEL COMPOUND FOR
DIABETES

NEW YORK, NEW YORK and WHITEHOUSE STATION, NEW JERSEY (April 28, 2004) -- Bristol-Myers Squibb Company (NYSE: BMY) and Merck & Co., Inc. (NYSE:MRK) today announced that they have entered into a global collaborative agreement for muraglitazar, Bristol-Myers Squibb's dual PPAR (peroxisome proliferator-activated receptor) agonist, currently in Phase III clinical development for use in treating both blood glucose and lipid abnormalities in patients with type 2 diabetes.

Under the terms of the agreement, Bristol-Myers Squibb will receive a $100 million upfront payment and $275 million in additional payments based upon the achievement of certain regulatory milestones. Bristol-Myers Squibb and Merck will jointly develop the clinical and marketing strategy for muraglitazar and share equally in future development and commercialization costs. Both companies will co-promote the product to physicians on a global basis, and Merck will receive payments based on net sales levels. In addition, Merck received rights to development and commercialization for a back-up compound to muraglitazar, which is entering Phase II clinical trials for the treatment of diabetes. Further details of the agreement were not disclosed.

"This collaboration with Merck reflects our new corporate strategy, which will build long-term growth by focusing on critical disease areas such as diabetes and will optimize the value of all of our assets," said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. "As we move forward in implementing this new strategy, Bristol-Myers Squibb will center our efforts on reaching specialists and high prescribing primary care physicians. The company will also selectively develop strategic partnerships, such as this one, that enable us to realize the full potential of our promising pipeline."

Muraglitazar was discovered and developed by Bristol-Myers Squibb as part of an intensive internal research program to deliver innovative medicines for patients with type 2 diabetes. The dual PPAR agonist works by targeting both alpha and gamma PPAR receptors and, as a result of this dual agonist activity, muraglitazar is being tested to potentially provide both blood sugar control and improved lipid management in patients with type 2 diabetes.

As announced previously, muraglitazar is expected to be submitted within the next 9-12 months for U.S. regulatory approval. If approved, muraglitazar has the potential to be the first of the novel class of drugs known as dual PPAR agonists to be approved for marketing in the U.S.

"We are very proud to be working with Bristol-Myers Squibb as their partner for the development and commercialization of muraglitazar, which has the potential to represent a true advance in the treatment of type 2 diabetes," said Raymond V. Gilmartin, chairman, president and chief executive officer, Merck. "We believe that the combined scientific and marketing talents of our two companies will help advance this potential new medicine.

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"Through the discussions that have already taken place between our two teams, we believe that this will be a productive relationship. This partnership is consistent with Merck's strategy to develop external alliances that complement our substantial internal research effort," Gilmartin added.

Type 2 diabetes, often known as adult-onset diabetes, occurs when the body does not produce enough insulin to normally regulate blood sugar levels or when the body develops resistance to the effects of insulin. Type 2 diabetes is a growing public health problem that today affects 17 million adult Americans and is now the sixth leading cause of death in this country, according to the U.S. Centers for Disease Control (CDC). The condition is associated with older age, obesity, a family history of diabetes and physical inactivity. Worldwide, type 2 diabetes affects an estimated 40 million people in major pharmaceutical markets today, a number that is expected to more than double to 90 million people by 2015.

"Bristol-Myers Squibb and Merck are well established as leaders in the fields of type 2 diabetes and cardiovascular medicine," Dolan said. "This collaboration will enable Bristol-Myers Squibb and Merck to leverage the breadth of R&D and commercial capabilities and resources in both type 2 diabetes and cardiology to realize the full potential of muraglitazar. We are excited about this partnership and we are dedicated to combining our extensive resources to advance the development and commercialization of muraglitazar as a potential new treatment option for the millions of patients around the world with type 2 diabetes."

ABOUT BRISTOL-MYERS SQUIBB
Bristol-Myers Squibb is a global pharmaceutical and related healthcare products company whose mission is to extend and enhance human life. Visit Bristol-Myers Squibb on the World Wide Web at www.bms.com

ABOUT MERCK
Merck & Co., Inc., which operates in many countries as Merck Sharp & Dohme, is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Visit Merck on the World Wide Web at www.merck.com

BRISTOL-MYERS SQUIBB FORWARD-LOOKING STATEMENT

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. Among other risks, there can be no guarantee that the product described in this release will receive regulatory approval, or that it will prove to be commercially successful. This and other risk factors are discussed in the company's 2003 Annual Report on Form 10K and in the company's periodic reports on Form 10-Q. We undertake no obligation to publicly

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update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MERCK FORWARD-LOOKING STATEMENT

This press release contains 'for ward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect the Company's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K (if any) which Merck incorporates by reference.

For more information, contact: Merck - Janet Skidmore, Media, 908-423-3046; Mark Stejbach, Investors, 908-423-5185; or Bristol-Myers Squibb - Bonnie Jacobs, Media, 609-252-4089; John Elicker, Investors, 212-546-3775





Article Date: 04/28/2004